EXHIBIT 10.21
AGREEMENT FOR SEPARATION AND WAIVER

Name: xxxxxxxxxxx (“Employee”)	SSN: xxx-xx-xxxx
Hire Date: xxxx x, 2000	Effective Date: December 31, 2006
     This Agreement between Employee and PepsiAmericas (as defined below) is effective on December 31, 2006. The benefits to be provided to Employee are fully explained in the Summary Plan Description and include the items set forth below. This Agreement memorializes the benefits due to Employee upon his separation from the Company. Employee’s separation is due to a Company restructuring
Benefits Summary:
a.	Salary Continuance: 18 weeks.

b.	Company payment for continued Health and Insurance benefits for 18 weeks.

c.	Tenure Lump Sum Payment: 6 weeks salary.

d.	Bonus: 2006 bonus paid in March 2007 based upon actual results

e.	Outplacement services.
     All monetary amounts identified and summarized above will be less applicable deductions for taxes, FICA and insurance. Employee’s account balances in any retirement accounts will be distributed in accordance with the applicable plans.
     EMPLOYEE REPRESENTS AND AGREES THAT PRIOR TO THE EXECUTION OF THIS AGREEMENT HE WAS ADVISED TO CONSULT WITH AN ATTORNEY TO DISCUSS ALL ASPECTS OF THIS AGREEMENT. EMPLOYEE FURTHER THIS REPRESENTS AND AGREES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT. TO THE EXTENT HE HAS EXECUTED THIS AGREEMENT WITHOUT CONSULTING WITH AN ATTORNEY OR PRIOR TO THE EXPIRATION OF THE 21 DAY PERIOD, HE HAS DONE SO VOLUNTARILY. EMPLOYEE FURTHER REPRESENTS AND AGREES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT AND THAT HE HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.
          PLEASE READ THE ENTIRE DOCUMENT CAREFULLY BEFORE SIGNING BELOW. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
          By signing below you acknowledge and agree that you have read, understood and signed or initialed each page of this Agreement.

For HR Use Only

Date

Presented to Employee
Employee	Signed by Employee
HRIS Notified
Benefits Start
PepsiAmericas, Inc.	Deadline to Exercise Options
Benefits End
	Lump Sum Election	yes no

     1. This Agreement for Separation of Employment and Waiver, (including any attached Exhibits, the “Agreement”), is made by and between the Employee, and PepsiAmericas, Inc., and each of its subsidiaries, successors and assigns, and each of their respective directors, officers, shareholders, employees, agents and/or representatives (hereinafter, collectively, the “Company”). The Agreement is made as a result of Employee’s severing employment with the Company. In executing this Agreement, the parties intend and agree to settle fully and finally any and all differences between them that have arisen or might arise from the employment relationship and/or termination of employment.
     2. It is understood that neither the negotiations for nor any actions taken in fulfillment of the representations contained herein shall constitute an admission that the Company has acted wrongfully or unlawfully toward Employee or any other person, or that Employee has any rights or claims against the Company. The Company specifically disclaims any liability to, or wrongful acts against, Employee.
     3. Employee understands that he is severing his employment with the Company, that he will not be employed by the Company, and that he will not apply for, or otherwise seek employment with the Company at any time in the future without first notifying the Company of this Agreement. Any such re-employment shall be subject to immediate termination at management’s sole and exclusive direction should it be determined that proper notification was not provided.
     4. In consideration for Employee’s Tenure Lump Sum Payment, Employee represents that, except as otherwise permitted or required by law or regulation, he shall not (a) make any derogatory statements with respect to the Company, or (b) disclose trade secrets of the Company, or (c) for the next twelve (12) months, and with respect to confidential information that is not a trade secret, disclose any of the Company’s confidential information within or to a person or entity doing business in one or more of the States where the Company operates.
     5. Employee represents and agrees that on or before the Effective Date, he will promptly deliver to the Company all Company property in his possession or control (including, but not limited to, memoranda, records, notes, plans, manuals, notebooks, disks, diskettes, tapes and any other materials containing any proprietary information of the Company, intellectual property or trade secrets) irrespective of the location or form of such material. If requested by the Company, Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
     6. Employee represents that he has not filed any complaints, charges, lawsuits, or any other claims against the Company arising out of the employment relationship and/or termination of employment and that, except to enforce the terms of this Agreement, or otherwise permitted or required by law or regulation, he will not do so at any time hereafter. This Agreement shall not operate to waive or bar any claim or right which may not by operation of law or regulation be waived or barred.
     7. Employee and Company agree that, except as permitted or required by law or regulation, they will keep the terms, amounts and facts of this Agreement completely confidential and that they will not disclose any information concerning this Agreement to anyone except their immediate family, tax advisor or accountant, and legal counsel, provided that each such person also agrees to keep this information confidential. Employee agrees that the confidentiality and nondisclosure of this Agreement has substantial economic value to the Company and that a breach of this provision would cause the Company substantial harm.
     8. In consideration for continued employment through the Effective Date and one-third of the Employee’s Salary Continuation, Employee agrees that for a period of 18 weeks commencing on the Effective Date, he shall not accept an employment or consulting position with or for the benefit of (i) The Coca-Cola Company, or a bottling entity that sells Coca-Cola or Cadbury-licensed products that (ii) would cause his to work in or otherwise have responsibility for operations in one or more of the States where the Company operates.

     9. Employee agrees that he will promptly notify the Company if and when he obtains other employment with medical coverage during the benefits continuation period, and that his benefits under the Company benefits program shall thereafter cease. A general explanation of the benefits being provided herein is contained in the Summary Plan Description. All benefits not specifically provided for shall cease as of the Effective Date.
     10. Employee understands and agrees that he has twenty-one (21) days during which he can decide whether or not to enter into this Agreement, during which time he may consult with an attorney. Employee further agrees that to the extent he so desires he has availed herself of that right. Employee also understands that he has seven (7) days following signature to revoke this Agreement by notifying the Company’s Legal Department at 1475 E. Woodfield Road, Suite 1300, Schaumburg, Illinois 60173, in writing, of his decision to revoke. Upon expiration of the seven (7) day revocation period, this Agreement shall become effective and enforceable and payment of consideration set forth herein shall commence.
     11. As a material inducement to the Company to enter into this Agreement, Employee irrevocably releases forever, with prejudice, the Company and all persons acting by, through, under or in concert with it, from all complaints, claims, liabilities, obligations, promises, agreements, rights, demands, costs, losses, debts, and expenses, including attorney fees and costs actually incurred, of any nature, known or unknown; suspected or unsuspected; including, but not limited to, rights under federal, state or local laws prohibiting handicap, age, sex, or other forms of discrimination, including by way of illustration, and not limitation, claims or rights under Title VII, or the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and any and all other state, federal and local labor and employment statutes, common law, or other claims growing out of the employment relationship or growing out of any legal restrictions on the Company’s right to hire or terminate its employees. The Parties intend this release and waiver to be as broad as the law permits, and Employee specifically understands that his rights, if any, to raise a claim under the Age Discrimination in Employment Act of 1967, as amended, are being waived herein in return for consideration Employee would not otherwise be entitled to receive. Employee specifically does not waive claims to enforce the Company’s performance under this Agreement which may arise after the date this Agreement is fully executed.
     12. As a further material inducement to the Company to execute this Agreement, Employee agrees to cooperate in any matters for which Employee has information. “Cooperate” means providing the Company with any and all information Employee possesses concerning matters that arose during his employment, and includes, without limitation, providing testimony.
     13. The benefits contained in this Agreement are subject to termination, reduction, cancellation, or recoupment, in the event that Employee engages in any conduct violative of the terms of this Agreement or Company policy.
     14. The provisions of this Agreement are severable, and if any part of the Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained in it. For the purposes of this paragraph, the severance pay calculated based on Employee’s base compensation on the Effective Date is specific consideration for Employee’s release of all claims against the Company. All additional consideration identified herein is for the other rights being waived by Employee herein.
     15. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior discussions, agreements or understandings between them on the matter of severance benefits.
     16. The parties agree and understand that any claims relating to this Agreement must be brought only within the State or Federal Courts sitting in Chicago, Illinois. The parties further agree that Illinois law shall apply to any dispute arising under this Agreement.

EXHIBIT A — PAYMENT ELECTION FORM
By signing below, I acknowledge my election to receive severance payments in the manner set out below:
☐ I elect to receive my severance payments over time in accordance with my current payroll schedule. I understand that I cannot change this election at any time during the severance pay period.
☐ I elect to receive my severance payments in a lump sum. I acknowledge that by making this election, I shall not be entitled to receive continuing medical and dental benefits under the group plans of the Company after my last day of work, unless I obtain and personally pay for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to provide for coverage for myself and all qualified beneficiaries.

Name:	(Social Security Number)
Date:                                                                  ,2007
Employee Severance Agreement